Exhibit 3.2

CERTIFICATE OF CONVERSION

OF

GENCORP INC.
(an Ohio corporation)

to

GENCORP INC.
(a Delaware corporation)
_______________________________________

Pursuant to Section 265 of the Delaware General Corporation Law

1)	The jurisdiction where the Non-Delaware Corporation first formed is Ohio.

2)	The jurisdiction immediately prior to filing this Certificate of Conversion is Ohio.

3)	The date the Non-Delaware Corporation first formed is September 29, 1915.

4)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate of Conversion is GenCorp Inc.

5)	The name of the Corporation as set forth in the Certificate of Incorporation is GenCorp Inc.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate of Conversion on the 11th day of April, 2014.

GENCORP INC.
an Ohio corporation

By:	/s/ Christopher C. Cambria
Name:	Christopher C. Cambria
Title:	Vice President, General Counsel and Secretary